Exhibit I



                         DESCRIPTION OF AND LEGAL BASIS
                    FOR RETENTION OF NON-UTILITY SUBSIDIARIES
                         AND INVESTMENTS OF CILCORP INC.


     A.  DIRECT NONUTILITY SUBSIDIARIES OF CILCORP INC.
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         CILCORP has three wholly-owned direct non-utility subsidiaries, as follows:

         1.    CILCORP INVESTMENT MANAGEMENT INC. ("CIM") - CIM, an
     Illinois corporation, is an intermediate non-utility subsidiary that was organized to administer CILCORP's investment policy and to manage its investment portfolio.1 At December 31, 2001, CIM had total consolidated assets of $146,920,000, consisting primarily of investments in affordable housing funds and leveraged leases.

         CIM directly holds limited partnership interests ranging from approximately 3.4% to 9.9% in seven affordable housing funds. Each fund holds a portfolio of investments in affordable housing projects that qualify for income tax credits under section 42 of the Internal Revenue Code. Most of the projects are located in Illinois. The names of these funds, CIM's percentage interest, and the location of affordable housing projects held by each fund are as follows:

                  Illinois Equity Fund 1992 Limited Partnership (6.428571%) - holds investments in two separate housing projects, all in Illinois.

                  Illinois Equity Fund 1994 Limited Partnership (3.716216%) - holds investments in four separate housing projects, all in Illinois.

                  Illinois Equity Fund 1996 Limited Partnership (3.666671%) - holds investments in five separate housing projects, all in Illinois.

                  Illinois Equity Fund 1998 Limited Partnership (5.5%) - holds investments in five separate housing projects, all in Illinois.

                  House Investments - Midwest Corporate Tax Credit Fund, L.P. (3.3975%) - holds investments in 21 separate housing projects located in Illinois and other Midwestern states.

                  House Investments - Midwest Corporate Tax Credit Fund II, L.P. (8.005504%) - holds investments in 26 separate housing projects located in Illinois and other Midwestern states.


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         (1)   The Commission has authorized registered holding companies to acquire the securities of intermediate non-utility subsidiaries formed exclusively for the purpose of acquiring, financing and holding investments in other exempt and authorized non-utility subsidiaries. See e.g., Ameren Corporation, et al., Holding Co. Act Release No. 27053 (July 23, 1999).



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                  Provident Tax Credit Fund III, L. P. (9.9%) - holds
                  investments in 16 separate housing projects located in Illinois and other Midwestern states.

         At December 31, 2001, CIM's investment in the above funds was approximately $9,740,000. CIM has made commitments to invest an additional $526,000 in these funds. CIM made these investments for the purpose of obtaining the tax credits that are available. CIM's ownership interest in each fund is passive. In each case, responsibility for the day-to-day management of the fund and the underlying affordable housing projects in which the fund invests (including leasing activities, rent collection and property maintenance) resides in the general partner or in an independent management company.(2)

         In addition, CIM owns 100% of the stock of four subsidiaries, as follows:

         (a) CIM ENERGY INVESTMENTS INC., an intermediate subsidiary,(3) holds a 2.5% limited partnership interest in the Energy Investors Fund, L.P., which invests in power generation projects within the United States that are either "exempt wholesale generators" under Section 32 of the Act or "qualifying facilities" under the Public Utility Regulatory Policies Act of 1978, as amended.(4)

         (b) CIM LEASING INC., an intermediate subsidiary,(5) holds a passive interest in passenger railcars that are leased to an unaffiliated third party pursuant to leveraged leases,(6) and a limited partnership interest in SunAmerica Affordable Housing Partners 51, which invests in affordable housing projects that qualify for federal tax credits.(7)


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         (2)   The Commission has previously permitted registered holding companies (including Ameren) to retain passive interests in affordable housing projects that qualify for tax credits. See e.g., Ameren Corporation, Holding Co. Act Release No. 26809 (Dec. 30, 1997) ("1997 Merger Order"); WPL Holdings, Inc., 53 S.E.C. 501 (1998); Exelon Corporation, Holding Co. Act Release No. 27256 (Oct. 19, 2000); and CP&L Energy, Inc., Holding Co. Act Release No. 27284
(Nov. 27, 2000). The Commission also recently authorized Ameren to make new investments in such entities pursuant to Section 9(c)(3) of the Act. See Ameren Corporation, et al., Holding Co. Act Release No. 27536 (June 3, 2002) (authorizing new investments of up to $125 million in tax credit projects through December 31, 2005).

         (3)   See note 1, above.

         (4) Section 32 (exempt wholesale generators); and Rule 58(b)(viii) (qualifying facilities and certain other integrated facilities).

         (5)   See note 1, above.

         (6) The Commission has previously permitted registered holding companies, including Ameren, to retain passive equity investments in leveraged leases of equipment. See 1997 Merger Order (authorizing Ameren to retain CIPSCO Leasing Company, which holds passive investments in leveraged leases of commercial jet aircraft, a natural gas liquids plant, natural gas processing equipment, and retail department store properties). The Commission, citing Central and South West Corp., Holding Co. Act Release No. 23578 (Jan. 22, 1985), noted that Section 9(c)(3) exempts from Section 9(a) of the Act investments "in the ordinary course of business" for the purpose of reducing federal taxes.

         (7)   See note 2, above.


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         (c)  CIM AIR LEASING INC., an intermediate subsidiary,(8) holds a partnership interest in a leveraged lease investment in a commercial aircraft.(9)

         (d) CILCORP LEASE MANAGEMENT INC. ("CLM"), a Delaware corporation, was organized to enter into leveraged lease transactions. CLM directly holds an interest as an owner participant in an owner-trust that leases Unit No. 1 of the Springerville Power Plant to Tucson Electric Power Company.(10) In addition, CLM has the following wholly-owned subsidiaries which own passive interests in leveraged leases: CLM INC., IV (holds a partnership interest in a leveraged lease investment in an office building in California); CLM X, INC. (which, through two wholly-owned subsidiaries, CLM XI, INC. and CLM INC., VI, holds interests in leveraged leases of an office building in Delaware and a waste-to-energy electric generating facility in the Netherlands); and CLM INC. - VII and CLM INC. VIII (which own passive interests in commercial real estate in eight states (Walmart-Sam's Club retail facilities)).(11)

         At December 31, 2001, CIM's net investment in leveraged leases was $29,979,000; its net investment in Energy Investors Fund, L.P. was $658,000.

         2. CILCORP VENTURES INC. ("CVI") - CVI, an intermediate subsidiary,(12) has one wholly-owned subsidiary, CILCORP ENERGY SERVICES INC., an Illinois corporation, which provides energy management services, including gas purchasing and management services for large gas customers.(13) CVI also holds an 80% interest in Agricultural Research and Development Corporation ("ARDC"), an Illinois corporation that pursues commercialization of agricultural research in central Illinois as part of a combined private/government effort to boost the local economy and create jobs in the region.(14) Furthermore, CILCORP, as a good corporate citizen of Peoria, through CVI holds a 2% interest in Peoria Chiefs Community Baseball club, a minor league baseball team, and a 4.2% interest in Peoria Medical Research Corporation, the general partner of a limited partnership engaged in clinical research.(15) At December 31, 2001, CVI had total consolidated assets of $11,051,000.


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         (8)   See note 1, above.

         (9)   See note 6, above.

         (10) This transaction and the status of CLM and the other owner participants in the Springerville lease have been reviewed by the Commission staff. See Tucson Electric Power Company/Springerville, SEC No-Act. LEXIS 1145, dated November 10, 1992. The Commission staff concurred that, on the facts and circumstances presented, CLM and the other owner participants would not be deemed to not "own" an interest in the leased facility, and therefore would not be considered "electric utility companies."

         (11) See note 6, above (permitting retention of passive investments held by CIPSCO Leasing Company, now an indirect subsidiary of Ameren, in leases of retail department store properties).

         (12)  See note 1, above.

         (13) Rule 58(b)(1)(i) (energy management services); Rule 58(b)(1)(v) (brokering and marketing of energy commodities); and Rule 58(b)(1)(vii) (sale of technical, operating, management and other services in various areas, including fuel procurement, delivery and management).

         (14) EDC, Inc., the Economic Development Council for the Peoria Area, holds the remaining 20% interest in ARDC.

         (15) These investments, which were made to encourage local economic develop activity, are passive and/or de minimis and thus, under Commission precedent retainable. See Exelon Corporation, Holding Co. Act Release No. 27256


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         3. QST ENTERPRISES INC. ("QST") - QST, an intermediate subsidiary,(16)
provides energy and related products and services in non-regulated retail and wholesale energy markets through the following direct or indirect wholly-owned subsidiaries: CILCORP INFRASERVICES INC., an Illinois corporation, which provides utility operation and maintenance services to large industrial companies (predominantly Caterpillar Inc., CILCO's largest customer)(17); and ESE LAND CORPORATION ("ESE"), also an Illinois corporation, which, directly and through special purpose subsidiaries of its own, maintains interests in environmentally distressed parcels of real estate acquired for resale. ESE has two wholly-owned subsidiaries, ESE PLACENTIA DEVELOPMENT CORPORATION, which is currently inactive, and SAVANNAH RESOURCES CORP., which holds 15% of the common units and 100% of the junior preferred units of MCCADDEN DEVELOPMENT, LLC ("McCadden"), a Delaware limited liability company. McCadden owns approximately 590 acres of environmentally distressed real estate in Santa Barbara County, California, which it acquired in 1997 to develop into a master planned residential project. In addition, ESE holds 15% of the common units and 100% of the junior preferred units of CALIFORNIA/NEVADA DEVELOPMENTS, LLC, a Delaware limited liability company that owns environmentally distressed real estate acquired for resale. ESE's investments are not in the CILCO service territory and, to the extent not already discontinued and being divested, will be discontinued. Ameren commits to discontinue or divest all of ESE's investments within three years following an order approving this Application-Declaration.

         The following direct and indirect subsidiaries of QST are inactive: QST ENERGY INC., which previously provided energy and related products and services to retail energy customers, and QST ENERGY TRADING INC., which previously engaged in wholesale energy marketing. In the event that Ameren seeks to reactivate any of these inactive subsidiaries, Ameren will file a post-effective amendment in this proceeding seeking authorization to engage in the new activities, if such authorization is required under the Act or rules thereunder, or, if applicable, inform the Commission of the reactivation of any of these inactive companies on Form U-9C-3 or other applicable form or report.(18)

         At December 31, 2001, QST had total consolidated assets of $9,036,000.


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(continued)

(Oct. 19, 2000) (investments in minority businesses, low and moderate income housing funds and venture capital small business funds retainable because passive and/or de minimis); WPL Holdings, Inc., 53 S.E.C. 501 (1998) (authorizing retention of investments of IES Investments as for the most part passive and/or de minimis); 1997 Merger Order (St. Louis Equity Fund retainable because passive).

         (16)  See note 1, above.

         (17)  Rule 58(b)(1)(vii).

         (18) See Energy East Corporation, et al., Holding Co. Act Release No. 27546 (June 27, 2002).


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B.       DIRECT NONUTILITY SUBSIDIARIES OF CILCO.

         CILCO directly sells steam to an agricultural processing customer.(19) In addition, CILCO has two direct non-utility subsidiaries, both of which are Illinois corporations, as follows:

         1. CILCO EXPLORATION AND DEVELOPMENT COMPANY, which engages with others in joint ventures for the exploration and development of new or additional sources or supplies of natural gas or supplemental gas.(20)

         2. CILCO ENERGY CORPORATION, which engages with others in a joint venture for research and development of new sources of energy, including conversion of coal and other minerals into gas.(21)


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         (19)  See 1997 Merger Order (AmerenUE engages directly in steam sales).

         (20) The Commission has authorized registered electric utility holding companies, including Ameren, to acquire various types of non-utility energy assets, including natural gas production properties. See Ameren Corporation, Holding Co. Act Release No. 27053 (July 23, 1999).

         (21) Rule 58(b)(1)(vi) (production, conversion, sale and distribution of, among other things, alternative fuels and renewable energy resources). Also, Rule 58(b)(1)(x) (development and commercialization of technologies or processes that utilize coal waste products).


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